EXHIBIT 4.10

ADDENDUM TO ASSET PURCHASE AGREEMENT
DATED AS OF MAY 12, 2010 (THE “ASSET PURCHASE AGREEMENT”)
BETWEEN SOURCE REWORK PROGRAM, INC. AND EAGLEFORD ENERGY INC.

This Addendum is made and entered into as of the 12th day of May 2010.  Unless otherwise defined herein, capitalized terms used in this Addendum shall have the meaning given to them in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the Parties hereto agree as follows:

1.           Section 1.5 is added to the Agreement to read as follows:

“1.5  Title Opinion.  Seller shall use its best efforts to provide Buyer with a title opinion on the Assets on or before June 30, 2010. If Seller is unable to provide a title opinion to Buyer by June 30, 2010, Buyer may, at its option, provide written notice thereof to Seller (the “Notice”), extending the date by which Seller may provide a title opinion for up to an additional 30 days from the date of the Notice. The June 30, 2010 date or such later date as set forth in the Notice shall hereafter be referred to as the Title Date. If Seller is unable to provide a title opinion on or before the Title Date, or if it provides such an opinion and the opinion is unable to substantiate Seller’s Defensible Title to the Assets, Buyer may, at its opinion, rescind this Agreement by providing written notice thereof to Seller within five (5) business days of the Title Date (the “Notice Date”). In such event, Buyer shall promptly return the Purchase Price to Seller which will involve the return of $25,000 in cash and the original Note, which shall be cancelled upon receipt. Upon any such Note cancellation, Buyer shall have no obligation to Seller thereunder. To insure prompt return or release of the Purchase Price, Seller agrees to have the cash payment and Note delivered in escrow with Buyer’s counsel, Gottbetter & Partners, LLP, at Closing, and for such cash and Note to remain in escrow until the earlier of (i) the Notice Date; (ii) such time that the title opinion establishing Seller’s Defensible Title is received; or (iii) such time that the title opinion condition is waived by Buyer. Notwithstanding the foregoing, Buyer and Seller may mutually agree in writing to further extend the Title Date.”

2.           All of the other terms of the Asset Purchase Agreement continue with full force and effect.

3.           This Addendum may be executed by facsimile in any number of counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, this Addendum has been executed by the Parties on June 10, 2010:

EAGLEFORD ENERGY INC.

By:	/s/ Sandra Hall
Name: Sandra Hall
Title: President

SOURCE REWORK PROGRAM, INC.

By:	/s/ Eric Johnson
Name: Eric Johnson
Title: Chief Executive Officer